EXHIBIT 10.25

        As disclosed in the annual report on form 10-K filed by Midwest Generation, this is not an agreement to which Midwest Generation is a party. However, because it contains a number of provisions to which Midwest Generation is bound, it is incorporated by reference. This caption does not constitute a part of the Guarantee.

GUARANTEE

Dated as of December 11, 2003

in favor of

CITICORP NORTH AMERICA, INC., as Administrative Agent

made by

MIDWEST GENERATION EME, LLC
as Guarantor

        GUARANTEE dated as of December 11, 2003, between MIDWEST GENERATION EME, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (the "Guarantor"); and CITICORP NORTH AMERICA, INC, as administrative agent for the lenders or other financial institutions or entities party, as lenders, to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

        Mission Energy Holdings International, Inc., a corporation organized under the laws of the State of Delaware (the "Borrower"), certain lenders and the Administrative Agent are parties to a Credit Agreement dated as of December 11, 2003 (as modified and supplemented and in effect from time to time, the "Credit Agreement"), providing, subject to the terms and conditions thereof, for loans to be made by said lenders to the Borrower in an aggregate principal amount not exceeding $800,000,000.

        To induce said lenders to enter into the Credit Agreement and to extend credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor has agreed (to the extent hereinafter provided), along with the other BV Holdings Guarantors, to jointly and severally guarantee the Guaranteed Obligations (as hereinafter defined). Accordingly, the parties hereto agree as follows:

        Section 1.    Definitions.    Capitalized terms not otherwise defined herein shall have the meanings set forth in Annex A hereto.

        Section 2.    The Guarantee.

        2.01    The Guarantee.    Subject to the limitations set forth in Sections 2.08 and 2.09, the Guarantor hereby, along with the other BV Holdings Guarantors, jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under the Credit Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor, along with the other BV Holdings Guarantors, jointly and severally will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

        2.02    Obligations Unconditional.    Subject to the limitations set forth in Sections 2.08 and 2.09, the obligations of the Guarantor under Section 2.01 (along with the obligations of the other BV Holdings Guarantors under the other BV Holdings Guarantees) are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Credit Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.02 that the obligations of the Guarantor hereunder (and the obligations of the other BV Holdings Guarantors under the other BV Holdings Guarantees) shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder which shall remain absolute and unconditional as described above:

            (i)  at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

           (ii)  any of the acts mentioned in any of the provisions of the Credit Agreement or any other agreement or instrument referred to herein shall be done or omitted;

          (iii)  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under the Credit Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

          (iv)  any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantor hereby expressly waives, to the extent permitted by applicable law, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under the Credit Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee (including other BV Holdings Guarantees) of, or security for, any of the Guaranteed Obligations.

        2.03    Reinstatement.    The obligations of the Guarantor under this Section 2 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor, along with the other BV Holdings Guarantors, jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

        2.04    Subrogation.    The Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of any payment by it pursuant to the provisions of this Section 2 and further agrees with the Borrower for the benefit of each of its creditors (including, without limitation, each Lender and the Administrative Agent) that any such payment by it shall constitute a contribution of capital by the Guarantor to the Borrower (or an investment in the equity capital of the Borrower by the Guarantor).

        2.05    Remedies.    The Guarantor, along with the other BV Holdings Guarantors, jointly and severally agree that, as between the Guarantor, the other BV Holdings Guarantors and the Lenders, the obligations of the Borrower under the Credit Agreement may be declared to be forthwith due and payable as provided in Section 8.3 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.2 of the Credit Agreement) for purposes of Section 2.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of Section 2.01.

        2.06    Instrument for the Payment of Money; Post-Default Interest.    The Guarantor hereby acknowledges that the guarantee in this Section 2 constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion action under New York CPLR Section 3213. In addition, the Guarantor hereby agrees that (without regard to the limitation contained in Section 2.09) in the event it shall fail to pay in full any amount owing by it hereunder on the date upon which the same shall become due (whether upon demand or otherwise), it shall be obligated to pay interest at the Post-Default Rate in respect of such amount for each day during the period from and including the due date thereof to but excluding the date the same shall be paid in full, such interest to be payable upon demand of the Administrative Agent.

        2.07    Continuing Guarantee.    The guarantee in this Section 2 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

        2.08    General Limitation on Guarantee Obligations.    In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under Section 2.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantor, the Administrative Agent, the Lenders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

        2.09    Dollar Limitation on Guarantee Obligations.    Notwithstanding the foregoing provisions of this Section 2, the aggregate amount that the Guarantor may be required to pay under Section 2.01, plus the amounts required to be paid by the other BV Holdings Guarantors under the other BV Holdings Guarantees, shall not exceed an amount equal to the principal amount of the Loans on the Closing Date (and if less the aggregate principal amount of the Loans outstanding at any time), plus accrued and unpaid interest (whether due after acceleration or otherwise, applicable fees, expenses and all other amounts payable with respect to such Loans under the Loan Documents.

        2.10.    Rights of Contribution.    The Guarantor hereby agrees, and each other BV Holdings Guarantor has agreed in its respective BV Holdings Guarantee that, as between themselves, that if any of the BV Holdings Guarantors shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such BV Holdings Guarantor of any Guaranteed Obligations, each other BV Holdings Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such BV Holdings Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a BV Holdings Guarantor to any Excess Funding Guarantor under this Section 2.10 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such BV Holdings Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

        For purposes of this Section 2.10, (i) "Excess Funding Guarantor" means, in respect of any Guaranteed Obligations, a BV Holdings Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" means, for any BV Holdings Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such BV Holdings Guarantor (excluding any shares of stock of any other BV Holdings Guarantor) exceeds the amount of all the debts and liabilities of such BV Holdings Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such BV Holdings Guarantor hereunder and any obligations of any other BV Holdings Guarantor that have been Guaranteed by such BV Holdings Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the BV Holdings Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the BV Holdings Guarantors hereunder and under the other Loan Documents) of all of the BV Holdings Guarantors.

        Section 3.    Representations and Warranties.    The Guarantor represents and warrants as of the Effective Date with respect to itself and with respect to its Subsidiaries, to the Lenders and the Administrative Agent that:

        3.01    Organization; Power; Compliance with Law and Contractual Obligations.    Each of the Guarantor and its Subsidiaries (a) is a corporation or a limited liability company validly organized and existing and in good standing under the laws of the state of its incorporation or organization, (b) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, (c) has all requisite corporate or limited liability company power and authority and holds all material requisite governmental licenses, permits and other approvals to conduct its business substantially as currently conducted by it and, in the case of the Guarantor, perform its obligations hereunder and (d) is in compliance with all laws, governmental regulations (including ERISA and Federal Reserve regulations), court decrees, orders and Contractual Obligations applicable to it, except, with respect to clauses (b), (c) and (d) to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

        3.02    Due Authorization; Non-Contravention.    The execution, delivery and performance by the Guarantor of this Agreement is within the Guarantor's limited liability company powers, has been duly authorized by all necessary limited liability company action, and does not:

          (a)   contravene the Guarantor's Organic Documents;

          (b)   contravene any law, governmental regulation, court decree or order or material Contractual Obligation binding on or affecting the Guarantor or its Subsidiaries; or

          (c)   result in, or require the creation or imposition of, any Lien on any of the Guarantor's or its Subsidiaries' properties.

        3.03    Governmental Approval; Regulation.

        (a)   No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental authority or regulatory body ("Governmental Approval") is required for the Guarantor to execute and perform its obligations hereunder, except for those which have been duly obtained or effected. No material Governmental Approval is required for the Guarantor or its Subsidiaries to carry on its business, except for those which have been duly obtained or effected.

        (b)   Neither the Guarantor nor its Subsidiaries is (i) subject to any regulation as an "investment company" under the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a "subsidiary" or an "affiliate" of a "holding company" that is subject to the Public Utility Holding Company Act of 1935, as amended, except Section 9(a)(2), 32 or 33 thereof. The Guarantor or its Subsidiaries are not otherwise subject to any regulation as a "public utility" under any other applicable law, rule or regulation, which would have a Material Adverse Effect.

        3.04    Validity.    This Agreement constitutes the legal, valid and binding obligations of the Guarantor enforceable in accordance with their respective terms (except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity).

        3.05    Financial Information.    The unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as at December 31, 2002, and the related consolidated statement of income of the Guarantor and its Subsidiaries, copies of which have been furnished to the Administrative Agent, have been prepared using GAAP and present fairly in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as at the dates thereof and the results of their operations for the period then ended.

        3.06    No Material Adverse Change.    There has not occurred any event or condition having a Material Adverse Effect since December 31, 2002, except as otherwise disclosed in the Relevant Public Filings.

        3.07    Litigation.    Except as disclosed in the Relevant Public Filings, there is no pending or, to the knowledge of the Guarantor or its Subsidiaries, threatened litigation, action, proceeding, or labor controversy affecting the Guarantor or its Subsidiaries, or any of its properties, businesses, assets or revenues, which, if adversely determined (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without any reservations), would have a Material Adverse Effect or which purports to adversely affect the legality, validity or enforceability of this Agreement.

        3.08    Ownership of Properties.

        (a)   Except as set forth (i) on Schedule 3.08(a) hereto and (ii) in the Correlative Financing Provisions, each of the Guarantor and its Subsidiaries owns good and marketable title to, or a valid leasehold interest in or other enforceable interest in all properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) purported to be owned, leased or held by it, free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 5.02.

        (b)   The properties and assets of each of the Guarantor and its Subsidiaries are separately identifiable and are not commingled with the properties and assets of any other entity, except that for certain internal organizational, but not legal, purposes, the Illinois plants operated by the Subsidiaries of the Guarantor as well as the Homer City plant operated by an Affiliate of the Guarantor are sometimes referred to collectively as Midwest Generation. The properties and assets of each of the Guarantor and its Subsidiaries are readily distinguishable from the properties and assets of EME.

        3.09    Taxes.    Each of the Guarantor and its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        3.10    Pension and Welfare Plans.    During the consecutive twelve-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by the Guarantor or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty. Neither the Guarantor nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan which would reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

        3.11    Environmental Warranties.

        (a)   All facilities and property owned or leased by the Guarantor or any of its Subsidiaries or, to its knowledge, Joint Enterprises have been, and continue to be, owned or leased by the Guarantor and its Subsidiaries in compliance with all Environmental Laws, except where the failure so to comply would not have, or be reasonably expected to have, a Material Adverse Effect.

        (b)   Except as disclosed in the Relevant Public Filings, there are no pending or, to the knowledge of the Guarantor, threatened:

            (i)  claims, complaints, notices or requests for information received by the Guarantor or its Subsidiaries from governmental authorities with respect to any alleged violation by the Guarantor or its Subsidiaries of any Environmental Law that, singly or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect; or

           (ii)  complaints, notices or inquiries to the Guarantor or its Subsidiaries from governmental authorities regarding potential liability under any Environmental Law that, singly or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect.

        (c)   (i) To the knowledge of the Guarantor and except as have been disclosed in the Relevant Public Filings, there have been no Releases (as defined under any Environmental Law) of Hazardous Materials prior to December 15, 1999 at, on or under any property now or previously owned or leased by the Guarantor or its Subsidiaries and (ii) except as have been disclosed in the Relevant Public Filings after December 15, 1999, there have been no Releases (as defined under any Environmental Law) of Hazardous Materials at, on or under any property now or previously owned or leased by the Guarantor or its Subsidiaries that, singly or in the aggregate, have, or would reasonably be expected to have, a Material Adverse Effect.

        (d)   Each of the Guarantor and its Subsidiaries has obtained and is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for the Guarantor's or its Subsidiaries' business, except where the failure to obtain, maintain or comply with such permits, certificates, approvals, licenses or other authorizations would not have, or be reasonably expected to have, a Material Adverse Effect.

        (e)   To the reasonable knowledge of the Guarantor, no property now or previously owned or leased by the Guarantor or its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to any Environmental Law, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.

        (f)    No conditions exist at, on or under any property now or previously owned or leased by the Guarantor or its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which liability would have, or would reasonably be expected to have, a Material Adverse Effect.

        3.12    Regulations T, U and X.    Neither the Guarantor nor its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefore, as from time to time in effect, are used in this Section 3.12 with such meanings.

        3.13    The Obligations.    Except as set forth in Schedule 5.01, this Agreement is the only outstanding Indebtedness of the Guarantor.

        3.14    Separateness.

        (a)   The Guarantor and its Subsidiaries maintain separate bank accounts and separate books of account from those bank accounts and books of account of EME and any other entity. The separate liabilities of the Guarantor and its Subsidiaries are readily distinguishable from the liabilities of EME.

        (b)   Although the Guarantor and its Subsidiaries generally do business under the collective name of "Midwest Generation," each of the Guarantor and its Subsidiaries enters into contractual relations solely in its own name in a manner not misleading to other Persons as to its identity. Without limiting the generality of the foregoing, all invoices, purchase orders, contracts, statements, and applications are made solely in the name of the Guarantor or its Subsidiaries, if related to the Guarantor or its Subsidiaries.

        (c)   The Guarantor is a 100% wholly owned direct Subsidiary of EME.

        Section 4.    Affirmative Covenants.    The Guarantor agrees, with respect to itself and with respect to Subsidiaries and Joint Enterprises, if any, it may have now or in the future that, until the payment and satisfaction in full of the Guaranteed Obligations:

        4.01    Financial Information, Reports, Notices.    The Guarantor will furnish, or will cause its Subsidiaries to furnish, to the Administrative Agent (a) copies of the financial statements, reports, notices and information required to be furnished pursuant to Section 7.11 of the Credit Agreement, (b) copies of the documents governing Permitted Refinancing Indebtedness of each Financed Subsidiary referred to in the definition of "Correlative Financing Provisions" and all amendments, supplements and modifications thereto and (c) other information reasonably requested by the Administrative Agent.

        4.02    Compliance with Laws.    The Guarantor will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property (except to the extent non-compliance would not reasonably be expected to have a Material Adverse Effect and to the extent that such assignments and charges are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books); provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section (and the failure of such Financed Enterprise to so comply with the Correlative Financing Provisions shall be deemed to be a breach of this Section by the Guarantor).

        4.03    Maintenance of Properties.    The Guarantor will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, maintain, preserve, protect and keep its property and equipment in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Guarantor determines in good faith that the continued maintenance of any of its properties or equipment is no longer economically desirable and except where the failure so to do would not have a Material Adverse Effect; provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section (and the failure of such Financed Enterprise to so comply with the Correlative Financing Provisions shall be deemed to be a breach of this Section by the Guarantor).

        4.04    Insurance.    The Guarantor will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and in a similar geographic region; provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section (and the failure of such Financed Enterprise to so comply with the Correlative Financing Provisions shall be deemed to be a breach of this Section by the Guarantor).

        4.05    Books and Records.    The Guarantor will:

          (a)   keep books and records separate from the books and records of its Affiliates or any other entity which accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie all limited liability company actions;

          (b)   cause each of its Subsidiaries to keep books and records which accurately reflect their affairs and transactions;

          (c)   keep separate books and records from EME and separately identify its own property, assets, liabilities and financial affairs from EME; and

          (d)   permit the Administrative Agent and Lenders (at such Lender's expense) or any of their respective representatives, at reasonable times and intervals upon reasonable prior notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant.

        The Guarantor will at any reasonable time and from time to time upon reasonable prior notice, permit the Administrative Agent or any of their respective agents or representatives to examine and make copies of and abstracts from the records and books of account of the Guarantor; provided that by virtue of this Section 4.05 the Guarantor shall not be deemed to have waived any right to confidential treatment of the informational obtained, subject to the provisions of applicable law or court order.

        4.06    Environmental Covenant.    The Guarantor will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to:

          (a)   use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, in each case where the failure to do so may reasonably be expected to have a Material Adverse Effect; and

          (b)   provide such non-privileged information as the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 4.06;

provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section (and the failure of such Financed Enterprise to so comply with the Correlative Financing Provisions shall be deemed to be a breach of this Section by the Guarantor).

        4.07    Conduct of Business and Maintenance of Existence.    The Guarantor will, and will cause each of its Subsidiaries and will use reasonable efforts to cause each of its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, continue to engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its existence (corporate or otherwise) and good standing in the state of its organization and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Sections 5.04 and 5.05; provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section (and the failure of such Financed Enterprise to so comply with the Correlative Financing Provisions shall be deemed to be a breach of this Section by the Guarantor).

        4.08    Separateness.    The Guarantor will:

          (a)   act solely in its name and through its duly authorized officers or agents in the conduct of its businesses;

          (b)   except as described in Section 3.14(b), conduct its business solely in its own name, in a manner not misleading to other Persons as to its identity, (without limiting the generality of the foregoing, all invoices, purchase orders, contracts, statements, and applications are made and shall continue to be made solely in the name of the Guarantor, if related to the Guarantor); and

          (c)   obtain proper authorization from its managing directors or members, as required by its Organic Documents for all limited liability company actions of the Guarantor.

        Section 5.    Negative Covenants.    The Guarantor agrees, with respect to itself and with respect to Subsidiaries and Joint Enterprises, if any, it may have now or in the future that, until the payment and satisfaction in full of the Guaranteed Obligations:

        5.01    Restrictions on Indebtedness.    The Guarantor will not, will not permit its Subsidiaries to and will use reasonable efforts to not permit its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, create, incur, assume or suffer to exist any Indebtedness other than:

          (a)   Indebtedness of the Guarantor set forth on Schedule 5.01 existing on the Effective Date and Indebtedness of the Guarantor's Subsidiaries or Joint Enterprises of any kind whatsoever existing on the Effective Date;

          (b)   Permitted Refinancing Indebtedness;

          (c)   Permitted Intercompany Indebtedness or Permitted EME Intercompany Indebtedness;

          (d)   Indebtedness consisting of a $100,000,000 cash collateralized letter of credit facility; and

          (e)   Indebtedness secured by Liens set forth on Schedule 3.08(a).

provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section (and the failure of such Financed Enterprise to so comply with the Correlative Financing Provisions shall be deemed to be a breach of this Section by the Guarantor).

        5.02    Liens.    The Guarantor will not, will not permit its Subsidiaries to and will use reasonable efforts to not permit its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

          (a)   any Lien existing on the property of the Guarantor, the Guarantor's Subsidiaries or Joint Enterprises on the Effective Date.

          (b)   Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (c)   Liens (other than Liens securing Indebtedness for borrowed money or Contingent Liabilities relating to borrowed money) incurred in the ordinary course of business for sums not overdue or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, collectively hereunder, in no event to exceed $5,000,000 in the aggregate at any time outstanding;

          (d)   Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money or Contingent Liabilities relating to borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (e)   judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

          (f)    Liens incurred by any Financed Subsidiary in connection with the Permitted Refinancing Indebtedness; and

          (g)   Liens securing Indebtedness issued pursuant to Section 5.01(d).

provided that (i) in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section (and the failure of such Financed Enterprise to so comply with the Correlative Financing Provisions shall be deemed to be a breach of this Section by the Guarantor) and (ii) notwithstanding anything to the contrary in this Section 5.02, no intercompany note or other intercompany obligation payable to the Guarantor will be pledged, encumbered or otherwise transferred (except as pledged or encumbered under, and pursuant to, the Security Documents).

        5.03    Investments.    The Guarantor will not, will not permit its Subsidiaries to and will use reasonable efforts to not permit its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, make, incur, assume or suffer to exist any Investment in any other Person, except:

          (a)   Investments existing on the Effective Date;

          (b)   Cash Equivalent Investments;

          (c)   without duplication, Investments permitted as Indebtedness pursuant to Section 5.01;

          (d)   Investments in Subsidiaries or Joint Enterprises of the Guarantor in the ordinary course of business;

          (e)   Investments permitted pursuant to Section 5.04(b);

          (f)    Investments in Subsidiaries or Joint Enterprises of the Guarantor primarily engaged in the power generation, power sales or power transmission business;

          (g)   Investments to permit the Guarantor or a Subsidiary of the guarantor to directly or indirectly acquire the Indebtedness of the lessors of the Collins facility or the related Indebtedness evidenced by promissory notes issued by Midwest Funding LLC; and

          (h)   Investments in Affiliates resulting from the issuances of letters of credit under the letter of credit facility pursuant to Section 5.01(d).

provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with this Section (and the failure of such Financed Enterprise to so comply with the Correlative Financing Provisions shall be deemed to be a breach of this Section by the Guarantor).

        5.04    Consolidation, Merger.    The Guarantor will not, will not permit its Subsidiaries to and will use reasonable efforts to not permit its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person except as permitted pursuant to Section 5.03(g) (or of any division thereof) and except:

          (a)   any such Subsidiary of the Guarantor may liquidate or dissolve voluntarily into, and may merge with and into, any other Subsidiary of the Guarantor, and the assets or stock of any Subsidiary of the Guarantor may be purchased or otherwise acquired by any other Subsidiary of the Guarantor;

          (b)   the Guarantor or any of its Subsidiaries may purchase all or substantially all of the assets of any Person, or acquire such person by merger; provided, that after giving effect thereto, the surviving corporation has Debt Ratings of at least BBB- from S&P and Baa3 from Moody's (with a stable outlook from both rating agencies); and

          (c)   so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, the Guarantor may consolidate with or merge into any other Person, or convey, transfer or lease its properties and assets substantially as an entirety to any person, or permit any Person to merge into or consolidate with the Guarantor if (i) the Guarantor is the surviving corporation or the surviving corporation or purchaser or lessee is a corporation incorporated under the laws of the United States of America and assumes the Guarantor's obligations under this Agreement and (ii) the surviving corporation has Debt Ratings of at least BBB- from S&P and Baa3 from Moody's (with a stable outlook from both rating agencies).

        5.05    Asset Dispositions.    The Guarantor will not, will not permit its Subsidiaries to and will use reasonable efforts to not permit its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, Dispose of, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, unless:

          (a)   such Disposition, lease, contribution, conveyance or grant is to an unaffiliated third party on an arm's-length basis;

          (b)   at least 90% of the consideration to be received is paid in cash or Cash Equivalent Investments and such remaining 10% is not a debt instrument of the Guarantor or any of its Affiliates (provided that for purposes of this provision, (i) any amounts deposited into an escrow or other type of holdback account and any consideration in the form of readily marketable securities shall be deemed to be cash, (ii) customary purchase price adjustments may be settled on a non-cash basis and (iii) the assumption of Indebtedness relating to the asset being Disposed shall be disregarded for the purposes of this provision); and

          (c)   a mandatory prepayment of the Loan is made in an amount equal to the amount required to be made pursuant to Section 3.1.2 of the Credit Agreement as a result of the Net After-Tax Cash Proceeds of such sale;

provided that, in the case of each Financed Enterprise, compliance with the Correlative Financing Provisions shall be deemed to be compliance by such Financed Enterprise with clauses (a) and (b) this Section (and the failure of such Financed Enterprise to so comply with the Correlative Financing Provisions shall be deemed to be a breach of this Section by the Guarantor).

        5.06    Restricted Payments.    The Guarantor will not make a Restricted Payment so long as a Default or Event of Default has occurred and is continuing nor will the Guarantor permit any of its Subsidiaries to make a Restricted Payment (other than Restricted Payments to the Guarantor or other Subsidiaries of the Guarantor (contemporaneously with ratable Restricted Payments to holders of minority interests, if applicable)).

        5.07    Transactions with Affiliates.    The Guarantor will not enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates unless such arrangement or contract (i) is fair and equitable to the Guarantor, (ii) is upon fair and reasonable terms no less favorable to the Guarantor than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate and (iii) does not restrict the payment of Restricted Payments to the Guarantor or any of its Subsidiaries and its Joint Enterprises; provided, that it is understood that the foregoing is not intended to and shall not apply to (i) the intercompany Indebtedness owing from MWG to Edison Mission Overseas or from Edison Mission Overseas to EMMH as in existence on the Effective Date or as the same may be modified to take into account or "mirror" any Permitted Refinancing Indebtedness or (ii) the cash collateralized letter of credit facility contemplated by Section 5.01(d).

        5.08    Separateness.    The Guarantor will, and will cause its Subsidiaries to and will use reasonable efforts to cause its Joint Enterprises (to the extent consistent with its obligations to other members of such Joint Enterprise) to, not (other than in connection with the cash collateralized letter of credit facility contemplated by Section 5.01(d)):

          (a)   hold itself out as having agreed to pay or become liable for any Indebtedness of EME;

          (b)   fail to correct any known or reasonably knowable misrepresentation with respect to clause (a) of this Section 5.08;

          (c)   fail to correct any known or reasonably knowable misrepresentation with respect to EME holding itself out as having agreed to pay or become liable for any Indebtedness of the Guarantor;

          (d)   operate or purport to operate as an integrated, single economic unit with respect to EME or any other Affiliated or unaffiliated entity;

          (e)   seek or obtain credit, incur any obligation or any Indebtedness to any third party based upon the assets of EME;

          (f)    induce any such third party to reasonably rely on the creditworthiness of EME or any other Affiliated or unaffiliated entity in connection with any obligation or any Indebtedness of the Guarantor; and

          (g)   allow EME to guarantee any of the obligations of the Guarantor.

The foregoing is qualified in its entirety by the following: EME owes MWG approximately $1,365,000 in the aggregate pursuant to promissory notes dated as of August 24, 2000 and EME guarantees payment of the obligations of MWG under and has certain tax indemnity obligations with respect to the lease relating to its Powerton and Joliet units dated as of August 17, 2000. These obligations may be modified in connection with Permitted Refinancing Indebtedness and may otherwise be modified from time to time in the manner permitted under the documentation governing such obligations. In addition, EME guarantees payments due under the lease of the office premises occupied by the Guarantor.

        5.09    ERISA.    The Guarantor will and will cause its Subsidiaries to, not engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code, which would subject the Guarantor to any tax, penalty or other liabilities having a Material Adverse Effect.

        Section 6.    Miscellaneous.

        6.01    Notices.    All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at the "Address for Notices" specified beneath its name on the signature pages hereto or, as to either party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

        6.02    No Waiver.    No failure on the part of the Administrative Agent or any Lender to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

        6.03    Amendments, Etc.    The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Guarantor and the Administrative Agent (with the consent of the Lenders as specified in Section 10.1 of the Credit Agreement). Any such amendment or waiver shall be binding upon the Administrative Agent and each Lender, each holder of any of the Guaranteed Obligations and the Guarantor.

        6.04    Expenses.    The Guarantor agrees to reimburse each of the Lenders and the Administrative Agent for all reasonable costs and expenses of the Lenders and the Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) in connection with (a) any Default and any enforcement or collection proceeding resulting therefrom, including, without limitation, all manner of participation in or other involvement with (i) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (ii) judicial or regulatory proceedings and (iii) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (b) the enforcement of this Section 6.04.

        6.05    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Guarantor, the Administrative Agent, the Lenders and each holder of any of the Guaranteed Obligations (provided, however, that the Guarantor shall not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent).

        6.06    Counterparts.    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.

        6.07    Governing Law; Submission to Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Guarantor hereby submits to the non exclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division) and of any other appellate court in the State of New York for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

        6.08    Waiver of Jury Trial.    EACH OF THE GUARANTOR, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        6.09    Captions.    The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Primary Guarantee to be duly executed and delivered as of the day and year first above written.

MIDWEST GENERATION EME, LLC
By:	/s/ MARIA P. LITOS Name: Maria P. Litos Title: Vice President and Assistant Secretary
Address for Notices:

[Signature Page to Midwest Generation EME LLC Primary Guarantee]

CITICORP NORTH AMERICA, INC, as Administrative Agent
By:	/s/ DALE R. GONCHER Name: Dale R. Goncher Title: Vice President

[Signature Page to Midwest Generation EME LLC Primary Guarantee]

ANNEX A

        "Administrative Agent" means Citicorp North America, Inc., in its capacity as administrative agent for the Lenders hereunder, and includes each other Person as may have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4 of the Credit Agreement.

        "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan or Welfare Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Agreement" means, on any date, this Guarantee as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified and in effect on such date.

        "Board of Directors" means, (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the general partners or the management committee of the partnership or (c) with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrower" means Mission Energy Holdings International, Inc., a Delaware corporation.

        "BV Holdings Guarantees" mean this Agreement and the other "Guarantees", in effect from time to time, as such meaning is set forth in the Credit Agreement.

        "BV Holdings Guarantors" means the Guarantor hereunder and the other "Guarantors", as such meaning is set forth in the Credit Agreement.

        "Capitalized Lease Liabilities" of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Cash Equivalent Investment" means, at any time:

          (a)   any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States government or an agency thereof; or

          (b)   other investments in securities or bank instruments rated at least "A" by S&P and "A2" by Moody's or "A-1" by S&P and "P-1" by Moody's and with maturities of less than 180 days.

        "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collins Holdings" means Collings Holdings EME LLC, a Delaware limited liability company.

        "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability guaranteed thereby has not been established, the amount of such Contingent Liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, however, that any agreement to limit the maximum amount of such Person's obligation under such Contingent Liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Contractual Restrictions" mean Contractual Obligations of the Guarantor or any of its Subsidiaries limiting or restricting any of the following activities of the Guarantor or any of its Subsidiaries: (a) Restricted Payments, (b) the repayment or prepayment of intercompany notes or other intercompany obligations or reimbursements of management and other intercompany charges, expenses or accruals or other returns on investment, (c) Disposition (as defined in the Credit Agreement), (d) Debt Incurrence (as defined in the Credit Agreement), (e) Equity Issuance (as defined in the Credit Agreement) or (f) activities related to the foregoing.

        "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        "Correlative Financing Provisions" means (i) with respect to each Financed Enterprise with respect to any provision in Section 5, the most restrictive correlative provision or provisions in the Effective Date Financing Documentation or in the documentation governing any Permitted Refinancing Indebtedness refinancing or replacing such Effective Date Financing Documentation and (ii) with respect to each Financed Enterprise with respect to any other provision (other than any provision in Section 5) in this Guarantee, the most restrictive correlative provision or provisions in the Effective Date Financing Documentation or in the documentation governing any Permitted Refinancing Indebtedness refinancing or replacing such Effective Date Financing Documentation, as the same may from time to time be amended, supplemented, amended and restated or otherwise modified and in effect on such date.

        "Credit Agreement" means the Credit Agreement dated as of December 11, 2003 among the Borrower, the Lenders and the Administrative Agent.

        "Debt Rating" means, with respect to any Person, a rating of such Person's long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement. If Moody's or S&P shall have changed its system of classifications after the date hereof, a Debt Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

        "Default" has the meaning set forth in the Credit Agreement.

        "Disposition" means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Guarantor or any of its Subsidiaries or any of its Joint Enterprises to any other Person. The verb "Dispose" shall have a correlative meaning.

        Notwithstanding the preceding, the following items shall not be deemed to be Dispositions:

          (a)   any assignment of property for security purposes to the extent not prohibited by this Agreement or, in the case of any Financed Enterprise, any Correlative Financing Provisions;

          (b)   any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms;

          (c)   any single transaction or series or related transactions that involves assets having a fair market value of less than $15,000,000;

          (d)   the sale or other disposition of cash or Cash Equivalent Investments;

          (e)   the incurrence of Liens permitted pursuant to Section 5.02 and the disposition of assets related thereto by the secured party pursuant to a foreclosure;

          (f)    a Restricted Payment that is permitted pursuant to Section 5.06 or an Investment that is permitted pursuant to Section 5.03;

          (g)   any sale or lease of obsolete equipment or other assets that are no longer being used by the Borrower or any of its Subsidiaries; and

          (h)   a disposition resulting from the exercise by a governmental authority of its claimed or actual power of eminent domain, in each case without compensation.

        "Dollar" and the sign "$" mean lawful money of the United States.

        "Edison International" means Edison International, a California corporation.

        "Edison Mission Overseas" means Edison Mission Overseas Co., a Delaware corporation.

        "Effective Date" means the date the Credit Agreement becomes effective pursuant to Section 5.1 of the Credit Agreement.

        "Effective Date Financing Documentation" means, with respect to each Financed Enterprise, documentation governing each Financing of such Financed Enterprise as in effect on the Effective Date, copies of which have heretofore been furnished to the Administrative Agent.

        "EME" means Edison Mission Energy, a Delaware corporation.

        "EMMH" means Edison Mission Midwest Holdings Co., a Delaware corporation.

        "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to Hazardous Materials and/or to public health and protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act, as amended.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

        "Event of Default" has the meaning set forth in Section 8.1 of the Credit Agreement.

        "Excess Funding Guarantor" has the meaning set forth in Section 2.10.

        "Excess Payment" has the meaning set forth in Section 2.10.

        "Financed Subsidiary" means as of the Effective Date, MWG, EMMH, Collins Holdings and Edison Mission Overseas.

        "Financed Enterprise" means, individually, each Financed Subsidiary and each Joint Enterprise.

        "Financing" means, with respect to any Person, either Indebtedness of such Person or Lease Obligations of such Person, or a combination of both.

        "GAAP" means generally accepted accounting principles in effect in the United States.

        "Governmental Approval" has the meaning set forth in Section 3.3.

        "Guarantor" has the meaning set forth in the recitals of this Agreement.

        "Guaranteed Obligations" has the meaning set forth is Section 2.09.

        "Hazardous Material" means:

          (a)   any "hazardous substance", as defined by any Environmental Law;

          (b)   any "hazardous waste", as defined by any Environmental Law;

          (c)   any petroleum product; or

          (d)   any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Environmental Law.

        "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement refer to this Agreement as a whole and not to any particular Section, paragraph or provision of this Agreement.

        "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the parties thereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

        "Indebtedness" of any Person means, without duplication:

          (a)   all indebtedness for borrowed money;

          (b)   all obligations issued, undertaken or assumed as the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument, except trade accounts arising in the ordinary course of business;

          (c)   all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalent Investments), bankers' acceptances and similar instruments (in each case, whether or not matured);

          (d)   all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

          (e)   all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

          (f)    all Capitalized Lease Liabilities;

          (g)   all net obligations with respect to sales of foreign exchange options;

          (h)   all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

          (i)    all Contingent Liabilities.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

        "Investment" means, relative to any Person:

          (a)   any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

          (b)   any Contingent Liability of such Person; and

          (c)   any ownership or similar interest held by such Person in any other Person.

        The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

        "Joint Enterprise" means a general partnership, limited partnership, joint venture or similar entity in which the Guarantor or a Subsidiary is a partner, joint venturer or equity participant. The term "Joint Enterprise" shall exclude, to the extent included, partnerships or other business entities included in the definition of "Subsidiary".

        "Lease Obligations" means rent, supplemental rent, termination value, or a similar monetary obligation under, or pursuant to, a lease or related documents in connection with a leveraged lease transaction (including Contingent Liabilities related thereto).

        "Lenders" has the meaning set forth in the Credit Agreement.

        "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

        "Loan" has the meaning set forth in Section 2.1 of the Credit Agreement.

        "Loan Documents" has the meaning set forth in the Credit Agreement.

        "Material Adverse Effect" means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or operations of the Guarantor and its Subsidiaries, taken as a whole since the Effective Date, or (b) the ability of the Guarantor to perform its obligations under this Agreement.

        "Moody's" means Moody's Investors Service, a division of Dun & Bradstreet Corporation, and its successors and assigns.

        "MWG" means Midwest Generation LLC, a Delaware limited liability company.

        "Net After-Tax Cash Proceeds" has the meaning set forth in the Credit Agreement.

        "Operating Subsidiary" means any Subsidiary whose activities include significant commercial activities, other than holding the equity or debt of another Person.

        "Organic Document" means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; and, with respect to any Person that is a limited liability company, its certificate of formation and its limited liability agreement, in each case, as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect from time to time.

        "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Guarantor, a member of a Controlled Group, has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        "Permitted Contractual Restrictions" means (a) Contractual Restrictions in effect on the Effective Date (including Contractual Restrictions contained in charter documents of any Person on the Effective Date) and (b) Contractual Restrictions in effect after the Effective Date arising out of Permitted Refinancing Indebtedness incurred by the Borrower and its Subsidiaries (so long as such Contractual Restrictions relate solely to the borrower and its subsidiaries (or any of the Guarantor or its Subsidiaries that are guarantors, pledgors or other collateral providers in connection such Permitted Refinancing Indebtedness and their respective Subsidiaries)).

        "Permitted EME Intercompany Indebtedness" means intercompany Indebtedness of the Guarantor and/or Subsidiaries of the Guarantor issued or incurred to EME directly arising out of or in connection with (a) intercompany Indebtedness for working capital, (b) Indebtedness in connection with hedging obligations of Guarantor and/or its Subsidiaries in connection with their operations and (c) Indebtedness incurred in connection with letters of credit obtained in the support of trading activities of the Guarantor and/or it Subsidiaries.

        "Permitted Intercompany Indebtedness" means intercompany indebtedness between the Guarantor and Subsidiaries of the Guarantor or between Subsidiaries of the Guarantor directly arising out of or in connection with (a) Restricted Payments intended ultimately to be received by the Guarantor, (b) intercompany indebtedness for working capital, (c) Indebtedness incurred in the ordinary course of business, (d) additional Indebtedness incurred after the Effective Date consisting of: (i) intercompany loans evidenced by intercompany notes between the Guarantor and its Subsidiaries; (ii) hedging obligations of Guarantor and/or its Subsidiaries in connection with their operations; and (iii) letters of credit obtained in the support of trading activities of the Guarantor and/or it Subsidiaries and (e) Investments by the Guarantor or the Subsidiaries of the Guarantor in Subsidiaries of the Guarantor; provided, that no Material Adverse Effect would reasonably be expected to occur as a result of the incurrence of such intercompany Indebtedness.

        "Permitted Refinancing Indebtedness" means, with respect to any Person, any refinancing of a Financing of such Person (or a related Financed Enterprise as set forth in the proviso below) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, "refinance") other Financings of such Person (or a related Financed Enterprise as set forth in the proviso below); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or accreted value or termination value, if applicable) of the Financing being refinanced (plus all accrued interest thereon and the amount of all expenses and premiums in connection therewith) unless a corresponding payment is made in accordance with Section 3.1.2(a)(viii) of the Credit Agreement, (b) the maturity date of the Permitted Refinancing Indebtedness is no earlier than the maturity date of the Financing being refinanced and such Permitted Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Financing being refinanced, provided, that for purposes of this provision and clause (d) below, the maturity of the Lease Obligations related to the Collins facility shall be deemed to be December 8, 2004, (c) subject to clause (d) below, any Contractual Restrictions incurred in connection with such Permitted Refinancing Indebtedness are (as determined in good faith by the Borrower's Board of Directors, the determination of which shall be evidenced by a resolution of such Board of Directors) no more restrictive on such Person or its Subsidiaries or Affiliates than the Financing being refinanced taken as a whole and (d) with respect to any refinancings within 12 months of the maturity date of such Financing, such Permitted Refinancing Indebtedness may contain Contractual Restrictions that are in the written opinion of the Borrower's chief executive officer or chief financial officer required by the lenders in order to obtain such refinancings, are customary for such refinancings and apply only to the assets of or revenues of the Person which is the subject of the refinancing, provided that for purposes of this provision, the maturity of the Lease Obligations related to the Collins facility shall be deemed to be December 8, 2004; provided that, a Financing of one Financed Enterprise may be refinanced by another Financed Enterprise or who shall be deemed to be a Financed Enterprise for purposes of this definition.

        "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Pro Rata Share" has the meaning set forth in Section 2.10.

        "Relevant Public Filings" means public filings of EME and Midwest Generation LLC with the Securities and Exchange Commission prior to the Effective Date

        "Restricted Payment" means any dividend on, or any payment on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of or other ownership interest or any warrants or options to purchase any such stock or ownership interest, whether now or hereafter outstanding, or making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Person making such dividend or payment.

        "S&P" means Standard & Poor's Ratings Services and its successors and assigns.

        "Security Documents" has the meaning set forth in the Credit Agreement.

        "Subsidiary" means, with respect to any Person: (a) any corporation, association or other business entity of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the directors, managers or trustees of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

        "Welfare Plan" means a "welfare plan", as such term is defined in Section 3(1) of ERISA.

SCHEDULE 3.08(a)

1.
UCC-1 dated October 19, 2001, in favor of First Access covering One Toyota 7FGU30, S/N 62257, 159 FSV, Gas Powered, Dual Hosting Smart Alarm, Side Shifter 48 inch Forrs.

2.
UCC-1 dated March 10, 03 in favor of First Access covering one Toyota 6FGU30 S/N 60749, 171 TSU

3.
UCC-1 dated April 8, 2003 in favor of First Access covering used Toyota Forklift Model 02-6FGU30 S/N: 60749

4.
UCC-1 dated April 9, 2003 in favor of Comark Capital Leasing Services covering office equipment, now or hereafter leased to and/or financed for debtor/lessee by secured party/lessor, and including all replacements, upgrades and substitutions hereafter occurring to all of the foregoing equipment and all now existing and future attachments, parts, accessories and add-ons for all of the foregoing items and types of equipment, and all proceeds and products thereof.

Midwest Generation EME LLC Indebtedness At November 30, 2003	Schedule 5.01 to the Guarantee
	Principal	Interest	Total
	(Rounded to nearest thousand)
Due to Shareholders:
Interco Loan-Edison Mission Energy	$48,640,000	$2,420,330	$51,060,330

Total Intercompany Loans	$48,640,000	$2,420,330	$51,060,330